Created: 11/2020

PROXY VOTING POLICY

November 2020

Ballast Asset Management, LP (“BAM”) has adopted this Proxy Voting Policy to ensure compliance with Rules 204-2(c)(2) and 206(4)-6 under the Investment Firms Act of 1940. This Proxy Policy has been drafted and implemented to strive to ensure that the Firm votes in the best interest of clients and address any material conflicts that may arise during the voting process. The Proxy Policy is intended to be consistent with the Firm’s investment strategy.

Votes on all proxy matters are determined on a case-by-case basis. We have the ability to choose not to participate in a particular proxy, to take no action or not vote if we conclude that the effect on shareholders’ economic interest or the value of our clients’ holdings is indeterminable or insignificant, the potential benefit of voting is outweighed by the cost, or when it is not in our clients’ best interest to vote.

BAM will vote proxies on behalf of clients who elect to allow the respective manager this ability.

Addressing Conflicts of Interests

Voting of shares is conducted in a manner consistent with the best interests of BAM’s clients. In other words, securities of a company generally will be voted without regard to any other Firm business relationships. The Firm takes its responsibility to vote shares in the best interests of its clients seriously and has implemented policies and procedures to address actual and potential conflicts of interest.

Processing Proxy Votes

BAM’s operations team will process proxies according to the following procedure:

•	Determine if BAM holds a position in that stock, and if not, shred any hard copies received
•	If a position is held, the portfolio manager will vote as he believes to be in the best interest of the investors
•	For those proxies received via email, a record of both the email and confirmation of vote will be saved for record keeping
•	It is possible that a conflict will arise over voting. If any employee becomes aware of a potential conflict, BAM’s portfolio manager must be notified
•	If conflict, then the reasoning behind a particular vote will be documented and retained
•	If resolution is not achieved through regular deliberation, an outside proxy voting service will be engaged

Recordkeeping

All proxy voting records will be kept in an easily accessible place for at least five years from the end of the fiscal year during which the last entry was made on such record. A vast majority of these records will be maintained electronically. Paper records, if any, will be maintained in our office for at least two years.

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